Exhibit 99.1

Contact:

BSQUARE Corporation

Scott Mahan, CFO

(425) 519-5900

investorrelations@bsquare.com

BSQUARE Reports Fourth Quarter and Year End Results

Reports Second Straight Profitable Quarter and Substantial Year-over-Year Bottom-line Improvement

BELLEVUE, WA, March 3, 2005 — BSQUARE Corporation (Nasdaq: BSQR) today reported financial results for the fourth quarter and year ended December 31, 2004.  The company reported net income for the quarter of $79,000 ($0.0 per diluted share), which included $23,000 in income from continuing operations, resulting in the company’s second straight profitable quarter.  Net income in the fourth quarter of 2004 compared to a net loss of $3.7 million ($0.10 per diluted share) in the fourth quarter of 2003, and net income of $208,000 ($0.01 per diluted share) in the third quarter of 2004, on substantially higher revenue in the third quarter.  Total revenue for the quarter was $8.9 million, compared to $10.7 million in the fourth quarter of 2003 and $10.6 million in the third quarter of 2004.

For the twelve months ended December 31, 2004, the company reported a net loss of $7.1 million, including a loss from continuing operations of $795,000, which compared to a net loss of $14.0 million in 2003, including a loss from continuing operations of $4.5 million.  The company shut down its Power Handheld hardware business unit in the second quarter of 2004 and now accounts for it as a discontinued operation.

“As we stated in January, our fourth quarter top-line results were not what we hoped for, as sales of third party software products and engineering services were lower than we had anticipated due primarily to customer purchasing delays,” commented Brian Crowley, Chief Executive Officer of BSQUARE.  “Even so, we produced a second straight quarter of profitability on the strength of our proprietary software product sales and solid operational controls.  Additionally, given a combined $80 million in losses for the preceding three years and the fact that our 2004 continuing operations loss of $795,000 included $500,000 in charges related to our discontinued Japan operation and the Microsoft audit settlement, we had a solid year.”

Key achievements during the quarter included:

-                    BSQUARE reported its second straight profitable quarter.  Previously, the company had not reported two straight profitable quarters since the fourth quarter of 2000 and the first quarter of 2001;

-                    The company released its latest version SDIO 2.0 technology during the fourth quarter, and also recorded its first version SDIO 2.0 sale.  This new version contains functionality requested by current SDIO Now! licensees, including support for the SD Card Association’s latest SDIO specification, substantial performance enhancements, support for Windows CE 5.0 and Microsoft’s next generation Windows Mobile platform, and other capabilities.  The company is expecting existing and new customers to begin adopting SDIO Now! Version 2.0 due to its increased functionality and performance;

-                    The company added a number of new SDIO licensees during the quarter including: Symbol, Widcomm (Broadcom), Ratoc Systems, EOps Technology, SiRF, and Abocom;

-                    Sales of Microsoft embedded operating system toolkits, which are typically purchased early in the development process and are a forward-looking indicator of Microsoft embedded operating system license sales, increased 20% from the third quarter of 2004;

-                    BSQUARE completed 20 service engagements as compared to 11 in the third quarter. These engagements included software development and quality assurance for a Windows Mobile-based rugged PDA for use in transportation applications, development of Windows CE 5.0-based board support packages for leading silicon vendors, Windows CE development for telecommunications and industrial devices and several Windows XP Embedded development and quality assurance engagements;

-                    Late in the fourth quarter, the company released the BSQUARE Audio Manager (BAM).  BAM is the first in a series of proprietary software technology that the company expects to release as a result of intellectual property and know-how developed during service engagements. BAM implements the entire audio subsystem for a Microsoft Windows Mobile-based Smartphone, allowing customers to get to market faster with a higher quality audio implementation;

-                    The company introduced two new training packages:  Microsoft Windows CE 5.0, and Migrating to Windows CE 5.0; and

-                    BSQUARE participated in Microsoft’s October announcement of the new Windows Embedded for Point of Sale (WEPOS) platform. BSQUARE is a systems integrator for WEPOS and will resell the platform to device makers and retailers when available in the first half of 2005, along with complementary BSQUARE service and product offerings.

Commenting on the achievements during the quarter, Crowley noted, “We are committed to running our business profitably as we increasingly focus on our growth initiatives, particularly new proprietary software products.  The release of our SDIO Now! 2.0 and the BSQUARE Audio Manager are the first steps of an increased focus on our proprietary software initiatives.”

Software Results

Software revenue in the fourth quarter was $6.5 million, including $5.7 million in sales of Microsoft embedded software.  This compared to software revenue of $8.6 million in the fourth quarter of 2003 and $8.1 million in the third quarter of 2004, including $7.6 million and $7.4 million in sales of Microsoft embedded software, respectively.   Sales of the company’s SDIO Now! software product contributed $357,000, $443,000 and $578,000 to software revenue in the fourth quarters of 2004 and 2003, and the third quarter of 2004, respectively.  The company realized $325,000 in revenue from non-SDIO proprietary software products in the fourth quarter of 2004, mainly generated through a sale of the company’s Smartbuild reference design to a military supplier.

Crowley commented, “Fourth quarter sales of Microsoft embedded operating systems were off $1.7 million from the third quarter, the majority of which related to lower-than-anticipated order volumes from our largest customer, which unexpectedly lowered inventory levels.  But, we had a strong quarter in sales of BSQUARE proprietary products, even as sales of SDIO Now! declined as expected, while customers transition to the newly released version 2.0.  The revenue generated through the sale of our Smartbuild reference design is a good example of the type of opportunity that we will capitalize on via the reference solutions we will bring to market later this year.  By providing our customers with integrated solutions, they can get to market faster with greater functionality.  We also believe that these types of solutions will drive additional professional service opportunities as customers will look to us for expertise in customizing these solutions.”

Software revenue for the full-year 2004 was $28.4 million, including $25.1 million in sales of Microsoft embedded software and $1.8 million in sales of SDIO Now!  This compared to software revenue of $28.2 million for the full-year 2003, which included $24.6 million in sales of Microsoft embedded software and $1.6 million in sales of SDIO Now!   Sales of Microsoft embedded operating systems were relatively flat year-over-year because of two quarters in 2004 during which order volumes from BSQUARE’s largest customer declined, as well as increased competition from other authorized distributors in the North American marketplace.  The company expects sales of Microsoft embedded operating systems to rebound in the first quarter of 2005.

Software gross margin was 24% for the quarter, compared to 20% and 21% for the fourth quarter of 2003 and the third quarter of 2004, respectively.  The increase in margin in the fourth quarter of 2004 was driven by high-margin BSQUARE software products comprising a larger percentage of overall software revenue.  For the full-year 2004, software margin was 23%, compared to 24% in the prior year.

Service Results

Service revenue for the quarter was $2.4 million, compared to $2.1 million in the fourth quarter of 2003 and $2.4 million in the third quarter of 2004.  “We are not happy with the performance in our service revenue line,” Crowley commented.  “While we have added sales capacity during the year, we have yet to demonstrate sustainable growth in this area.   However, activity levels are picking up and several of the service projects we completed this quarter were feasibility studies that we expect will lead to follow-on work.  We expect improvement in the service revenue line in the first quarter of 2005.  One of our focuses for 2005 is to strengthen sales management and execution in this area.”

For the full-year 2004, service revenue was $10.6 million, compared to $9.4 million in the prior year.  The year-over-year increase stemmed from several large Smartphone development projects in 2004, not present in 2003.

Service gross margin was 22% in the fourth quarter of 2004, compared to (16)% in the fourth quarter of 2003 and 24% in the third quarter of 2004.  For the full-year 2004, service gross margin was 24%, compared to (4)% in the prior year.  The improvement in margin year-over-year reflects substantial improvements in the areas of contract management, pricing, and resource utilization.

Operating Expenses and Other Financial Items

During the quarter, selling, general and administrative and research and development expenses were $2.1 million, compared to $3.1 million in the fourth quarter of 2003 and $2.4 million in the third quarter of 2004.  The decrease in quarterly operating expenses is attributable to a variety of items including lower facility costs, headcount costs, professional fees and closure of the company’s Japan operation.  The total decrease in operating expenses from the third quarter was $220,000, of which the majority was attributable to lower facility expenses relating to headquarter move costs present in the third quarter and related items.

For the year-ended 2004, selling, general and administrative and research and development expenses were $10.0 million, compared to $14.4 million in 2003, a decrease of $4.4 million, or 31%.  The decrease in operating expenses year-over-year related to a variety of factors noted previously.

Scott Mahan, BSQUARE’s chief financial officer, commented, “We have made substantial progress right-sizing our operating expenses but we do not expect expenses to continue decreasing in the future.  We expect to incrementally invest in research and development in the coming year to support our proprietary products initiatives.  Additionally, we foresee some incremental costs associated with Sarbanes-Oxley compliance but we have not had time to fully analyze the implications of the SEC compliance extension announced yesterday.   We don’t foresee significant investments in our sales organization in 2005, and any investments will likely take place internationally to capitalize on that growing segment.  Further, we see room for margin improvement in the services area driven by capacity availability and other factors.”

The company has not yet finished its financial assessment of the implementation of FAS123R (Share-Based Payments) addressing stock option accounting, which will be adopted on July 1, 2005.

The company’s cash and cash equivalents and short-term investments declined by $1.2 million during the quarter, ending at $12.9 million as of December 31, 2004, of which $1.2 million was restricted.   This decrease was attributable to the decline in sales of Microsoft embedded operating systems during the quarter, the timing of those sales within the quarter, and the resulting impact on royalty payments to Microsoft.  The royalty payable to Microsoft decreased by $1.9 million at December 31, 2004, as compared to September 30, 2004.  Additionally, the company made the last of its quarterly lease restructuring payments of $285,000 during the quarter.  The non-restricted portion of the company’s cash and cash equivalents and short-term investments increased by $280,000 during the fourth quarter due to the cancellation of letters of credit supporting its former headquarters location.  The company has no outstanding debt.

Growth Initiatives

“As we discussed last quarter, our growth strategy is to provide proprietary products to our OEM and ODM customers,” Crowley noted.  “Our customers are asking for solutions to help them manage the increasing complexity of device development and speed their devices to market.  In addition to our previously announced SDIO Now! and BAM efforts, the company is devoting resources to other 2005 product growth initiatives which will begin to roll out in the second half of the year.  Our customers want to focus their efforts on differentiating their products, and continue to look to companies like BSQUARE to provide the device reference solutions with integrated middleware technologies that they can build upon.”

Conference Call

Management will host a conference call on March 3, 2005, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the company’s results.  To access the call, please dial 800-218-4007 or 303-262-2130 and reference “BSQUARE” or conference 11022231.  A replay will be available for one week following the call by dialing 800-405-2236 or 303-590-3000; reference conference ID 11022231.  A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE
BSQUARE is a leading global provider of software, engineering services and consulting for the smart device market. Since 1994, BSQUARE has provided world-class device makers with the building blocks necessary to design, develop, and test innovative products quickly and cost effectively. A sample of BSQUARE customers includes Motorola, Hewlett-Packard, Texas Instruments, NEC, Sierra Wireless, HTC, Microsoft and others. BSQUARE is one of Microsoft’s largest value-added partners worldwide for Windows Embedded software, a Gold-level Systems Integrator of the year and a leading Windows Mobile solutions provider for Smartphone and Pocket PC. BSQUARE is a Texas Instruments-licensed Independent OMAP™ (Open Multimedia Application Platform) Technology Center. The company’s SDIO Now! technology has been adopted by top-tier smart device makers around the world. For more information, visit BSQUARE at www.bsquare.com or call 888-820-4500.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected.  Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2003 in the section entitled “Risk Factors” and in our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

ASSETS	December 31, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$4,943	$5,700
Restricted cash	——	3,906
Short-term investments	6,800	8,139
Accounts receivable, net of allowance for doubtful accounts of $222 in 2004 and $320 in 2003	4,841	6,263
Current assets of discontinued operations	——	2,401
Prepaid expenses and other current assets	547	856
Total current assets	17,131	27,265
Equipment, furniture and leasehold improvements, net	784	640
Restricted cash	1,200	——
Non-current assets of discontinued operations	——	1,660
Other assets	16	548
Total assets	$19,131	$30,113

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,340	$3,541
Other accrued expenses	2,880	3,016
Accrued compensation	878	1,063
Accrued legal fees	534	576
Deferred rent	375	—
Accrued restructuring costs and other	—	1,433
Deferred revenue	390	1,146
Total current liabilities	6,397	10,775

Shareholders’ equity:
Preferred stock, no par value: authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value: authorized 150,000,000 shares, issued and outstanding, 38,132,479 shares in 2004 and 37,503,176 shares in 2003	118,350	117,889
Accumulated other comprehensive loss	(406)	(392)
Accumulated deficit	(105,210)	(98,159)
Total shareholders’ equity	12,734	19,338
Total liabilities and shareholders’ equity	$19,131	$30,113

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Software	$6,524	$8,593	$28,364	$28,163
Service	2,406	2,092	10,556	9,379
Total revenue	8,930	10,685	38,920	37,542
Cost of revenue:
Software	4,933	6,835	21,893	21,401
Service	1,880	2,423	7,977	9,740
Total cost of revenue	6,813	9,258	29,870	31,141
Gross profit	2,117	1,427	9,050	6,401
Operating expenses:
Selling, general and administrative	1,857	2,940	9,176	12,609
Research and development	276	128	855	1,768
Amortization of intangible assets	—	—	—	50
Impairment of goodwill and other intangible assets	—	18	—	453
Restructuring and other related charges (credit)	—	(543)	40	(2,960)
Total operating expenses	2,133	2,543	10,071	11,920
Loss from operations	(16)	(1,116)	(1,021)	(5,519)
Other income (expense), net	42	105	237	1,059
Income (loss) from continuing operations before income taxes	26	(1,011)	(784)	(4,460)
Provision for income taxes	(3)	(6)	(11)	(75)
Income (loss) from continuing operations	23	(1,017)	(795)	(4,535)
Income (loss) from discontinued operationsLoss from discontinued operatons	56	(2,656)	(6,256)	(9,449)
Net income (loss)	$79	$(3,673)	$(7,051)	$(13,984)

Basic and diluted loss per share:
Income (loss) from continuing operations	$0.00	$(0.03)	$(0.02)	$(0.13)
Income (loss) from discontinued operations	$0.00	$(0.07)	$(0.17)	$(0.25)
Basic and diluted income (loss) per share	$0.00	$(0.10)	$(0.19)	$(0.38)
Shares used in calculation of loss per share:
Basic	38,027	37,474	37,855	37,270
DilutedDiluted	39,473	37,474	37,855	37,270